Exhibit 23

Independent Auditor’s Consent

We consent to the incorporation by reference in Registration Statement No. 333-140253 on Form S-8 of our report dated March 27, 2007, relating to the consolidated financial statements of North Penn Bancorp, Inc. and subsidiaries appearing in the Annual Report on Form 10-KSB of North Penn Bancorp, Inc. for the year ended December 31, 2006.

/s/ McGrail Merkel Quinn

& Associates

Scranton, Pennsylvania

March 27, 2007